Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Snap Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A common stock, par value $0.00001 per share, 2017 Equity Incentive Plan	Other(2)	82,274,831 (3)	$11.04	$908,314,134.24	0.00014760	$134,067.17

	Total Offering Amounts				–	$908,314,134.24	–	$134,067.17

	Total Fees Previously Paid				–	–	–	–

	Total Fee Offsets				–	–	–	–

	Net Fee Due				–	–	–	$134,067.17

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Class A common stock of Snap Inc. (the “Registrant”) that become issuable under the 2017 Equity Incentive Plan (the “2017 Plan”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $11.04, the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on April 25, 2024.

(3)

Represents 82,274,831 additional shares of Class A common stock that were automatically added to the shares authorized for issuance under the 2017 Plan on January 1, 2024 pursuant to an annual “evergreen” increase provision contained in the 2017 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2017 Plan will automatically increase on the first day of each calendar year, starting on January 1, 2018 and continuing through January 1, 2027, by the lesser of (a) 5.0% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the immediately preceding calendar year and (b) a number of shares determined by the Registrant’s board of directors.